EXHIBIT 99.2 SPLIT FEE AGREEMENT

SPLIT FEE AGREEMENT

This is a 50%/50% Split fee Agreement between__________________, Inc having its principal place of business at__________________________and Technology Resources, Inc., having an address of 3066 Landmark Blvd. #1305, Palm Harbor, Fl. 34684.

________________________and Technology Resources, Inc. agree that should one party place a candidate provided by the other party, with one of their clients, the resulting placement fee will be split between the two parties on a 50%/50% basis. This includes the following types of positions: Direct Hire, Temp-to-Hire, Consultants and other business ventures.

Both parties agree that they will honor the guarantee policy that each has with their respective clients. In the event of a fall-off where the fee must be returned to the client, the party supplying the candidate will immediately return their portion of the collected fee to the party who made the placement for re-imbursement to the client. This applies if the check was sent out before the guarantee period is up.

Both parties agree that when a check is received by the other party who made the placement under this agreement, 50% of the fee will be sent to the other party within 48 hours, excluding weekends, along with a copy of the check received from the client.

Both parties agree that they are prohibited from using each other's candidate and client information for the purpose of locating other potential candidates, clients or job orders.

This agreement and the application or interpretations thereof, shall be governed exclusively by its terms and by the laws of the State of Florida.

Either party upon written notice to the other party may terminate this agreement at any time. However, placement fees resulting from candidates supplied by one part to the other before the termination of this agreement will be split between the two parties as if such termination had not occurred.

Should either party cancel this agreement, both parties agree to honor the term of this agreement related to candidates, clients and job orders for a period of one year from date of termination.

In witness hereof the parties have here unto executed this Agreement.

Authorized By:

Signature:                                            DATE

 Fill In:

Authorized By:

Signature:                                           DATE

Name:   William S. Lee

CEO

Technology Resources, Inc.

3066 Landmark Blvd. #1305

Palm Harbor, Fl. 34684

727-781-3656

727-771-6361 (fax)

 bill@erpjobcenter.net

www.erpjobcenter.com

www.technologyresourcesinc.com